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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


  Contacts:  Valerie Haertel, RCN Investor Relations (609) 734-3816
       Jim Maiella, RCN Public Relations (212) 376-4399

  RCN CORPORATION BECOMES NORTHEAST'S LARGEST INTERNET SERVICE PROVIDER, CLOSES ACQUISITION OF EROL'S INTERNET, INC.


  PRINCETON, NJ, February 24, 1998 -- RCN Corporation (Nasdaq: RCNC), announced today that it had completed the acquisition of Erol's
  Internet, Inc., a transaction that establishes RCN as the Northeast's largest regional Internet service provider (ISP), with roughly 300,000 Internet subscribers from Boston to Washington.

  "In addition to making RCN the Northeast's largest ISP, this deal allows us to market our phone and cable service to hundreds of thousands of current Erol's subscribers," said RCN Chairman and CEO David C. McCourt. "With its dedication to delivering quality service and excellent value to a loyal and growing customer base, Erol's has become a market leader and is a perfect fit for RCN."

  McCourt recently conducted a day-long meeting with Erol's employees in the company's Springfield, Virginia headquarters, where he discussed the active role they will play in helping RCN achieve its goal of becoming the leading provider of phone, cable and Internet service to the residential market from Boston to Washington. "The synergies here are just tremendous," he said.

  RCN on Jan. 21 announced that it had signed a definitive agreement to acquire Erol's, which currently serves more than 293,000 mostly residential customers from Boston to Washington. RCN plans to migrate these customers to the advanced fiber optic network it is deploying throughout the Northeast region, and to offer them additional data services like super high-speed Internet connections, many times faster than what is available today.

  Dennis Spina, Erol's Chairman and CEO, said McCourt's visit and prospects for strong growth as part of RCN have energized his more than 500 employees. "Our people are excited about this," Spina said. "We are happy to complete this deal and are looking forward to what we all see as a very promising future together."

  RCN Corporation (Nasdaq: RCNC) is the nation's first and largest single-source, facilities-based provider of telecommunications services to the residential market. The company is currently providing local phone, long distance, cable television and Internet access in several markets in the Boston to Washington, D.C. corridor. Information on RCN can be obtained by visiting the company's site on the World Wide Web at http://www.rcn.com

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